EXHIBIT 99.1

Garmin® Acquires French Distributor

CAYMAN ISLANDS/January 3, 2007/PR Newswire — Garmin Ltd. (Nasdaq: GRMN) announced today that it has acquired EME Tec Sat SAS (“EME”), the exclusive distributor of Garmin’s consumer products in France. The acquisition is expected to be accretive to Garmin Ltd. earnings in 2007.

Following the acquisition, EME will change its name to Garmin France SAS. The company will retain its management, sales, marketing and supporting staff, consisting of approximately 50 people, and will continue to be located at its current headquarters in Nanterre, a suburb of Paris.

"EME has been instrumental in growing the sales of our consumer products in France. We believe that there is significant potential for further growth in this important European market,” said Dr. Min Kao, chairman and CEO of Garmin Ltd. “This acquisition will strengthen Garmin’s presence in the French market and will enable us to expand our marketing and sales teams, and consequently, more effectively support our key retailers, OEMs and central purchasing groups in France.”

Through its operating subsidiaries, Garmin Ltd. offers position and navigation solutions - most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer GPS markets and its products serve aviation, marine, outdoor recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd.

Notice on forward-looking statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management's current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 31, 2005 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.